Exhibit 3.68

CERTIFICATE OF FORMATION

OF

SABRA HEALTH CARE MARYLAND, LLC

1. The name of the limited liability company is Sabra Health Care Maryland, LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of August 9, 2011.

/s/ Deborah-Lore C. Secard
Name: Deborah-Lore C. Secard Title: Authorized Person